Exhibit 10.2

Georgia Project Development Financial Assistance

Memorandum of Understanding

I.

This Memorandum of Understanding (“MOU”) is entered into by Aspen Aerogels Georgia, LLC (“Company”), the Development Authority of Bulloch County (“Development Authority”) and the Georgia Department of Economic Development (“GDEcD”), an agency within the executive branch of the State of Georgia (“State”), this date 02/17/2022.

II.

PURPOSE:  The purpose of this MOU is to describe, commit and commend the Company’s investment project (“Project”) for the Community and State, and the general economic benefits thereof, and to jointly undertake an efficacious application for an EDGE award in the amount of $1,000,000, administered by the Georgia Department of Community Affairs (“DCA”) within an agreed upon timeframe.

III.	“PROJECT” DESCRIPTION: The economic development investment project opportunity for unincorporated Bulloch County (“Community”) is described as:

Company will build a manufacturing facility, located at 143 Rocky Road, Register, Georgia 30452 (the “Facility”), for the manufacture of aerogel based products. The Company will create or cause to be created 250 net-new full-time jobs1, with an average wage of $62,000, plus benefits, and will invest or cause to be invested an aggregate of $325,000,000 by the end of the thirty-six month performance period.

IV.

STATE ASSISTANCE:  A critical component of the Project described above is a requirement of state assistance, in the form of a grant[2] (“Project Development Grant”) in order to secure the Project investment for the Community and State.  The Project Development Grant required for this Project’s success is described as follows: A $1,000,000 EDGE grant used to offset the cost of machinery and equipment at the Facility.

V.

COMPANY COMMITMENT:  As part of the Project described above in Section III, Company commits to invest $325,000,000 in land, construction and/or building, equipment and other real and personal property, as well as create 250 net-new full-time jobs within thirty-six (36) months from the earlier of (i) the date of the issuance of the Certificate of Occupancy for the Facility to, or (ii) the anticipated start-date of December 31, 2024. Company may begin counting jobs and investment on October 8, 2021.

The Company also intends to maintain operations at this specific facility in the Community for a minimum of 10 years. Furthermore, before the Project Development Grant is disbursed, the Company shall participate in a joint press release with the State and Community announcing the Project. Also, the Company agrees to provide the following to DCA within the time specified, or where no time is specified, within 30 days from the date DCA issues the Development Authority an application for the Project Development Grant:

[1]

Net new full time job is defined as a new job that did not previously exist within the State of Georgia which has a minimum of 35 hours per week, with the opportunity for access to, but not necessarily paid or subsidized, medical benefits.

[2]

Any assets funded or partially funded with the Award Amount (“Grant-funded Assets”) must be publicly titled for the life of this grant. Furthermore, the Company shall not use publicly titled machinery and equipment as collateral for financing and shall not grant a security interest in such machinery and equipment to any entity other than the Development Authority.

1.

At the time of execution of this MOU, a designated official Company contact, including title and all contact information, in order to further clarify Project activities related to the Project Development Grant/Loan and application, as well as facilitating the items listed below.

2.	Description of the anticipated timeline for completion of the Project investment;
3.	Description of the Company and type of business activity that will be conducted at this operation;
4.	Primary NAICS Code for Company, and if different, the NAICS Code specific to the proposed operation or expansion;
5.	Expected average wage rate(s) for the total number of jobs detailed above;
6.	Description of the types and quality of jobs to be created by the operation or expansion and a list of benefits the Company offers to employees;
7.	Copy of two most recent years-worth of Company’s 10k reports, OR if privately owned, two most recent years of federal tax returns or audited company financials; and
8.	At the time of execution of this MOU, a signed version of Georgia’s Performance Accountability Agreement noted in Section VII (to be provided by the Georgia Department of Economic Development).

A Grant Documentation Checklist which identifies documentation required by DCA is attached hereto as Exhibit A.

VI.

DEVELOPMENT AUTHORITY COMMITMENT:  The Development Authority, as part of the Project described above (Section III), commits to filing a formal application for an EDGE grant in the amount of $1,000,000 with DCA for the Project Development Grant described above (Section IV), being as the Project is expected to provide public economic development benefits in the form of increased local employment opportunities, the potential for increased local sales and property taxes collected, and an infusion of a new capital investment(s) and ancillary related expenses made to the Community, as described in the Project description and Company commitments detailed above.

The Development Authority additionally commits to submitting a fully completed application to DCA within 30 days from the date DCA issues the application, including but not limited to the following information:

1.	Evidence that the Project property to be financed or improved with State financial assistance funds is currently publicly owned and controlled, or in the process of being acquired;
2.	Details of the Development Authority or Community’s investment in, or contribution to, the Project as a key component to attracting the Project investment; and
3.	Site maps and/or building illustrations and/or equipment descriptions depicting the property to be acquired or improved.
VII.

GDEcD COMMITMENT:  GDEcD, as part of the Project described above (Section III), commits to providing DCA with a formal Letter of Recommendation from the GDEcD Commissioner within 14 days of a signed MOU, recommending the Project to receive EDGE funds in the amount of $1,000,000 for the Project Development Financial Assistance purpose and use of funds described above in Section IV.

1.

Along with a Letter of Recommendation, GDEcD will also provide DCA within 20 business days a Summary of Economic Benefits from the Project for the State and Community, including an estimated net present value and expected payback period to the State specific to the grant or loan amount, and based on the expected local and statewide economic impacts of the Project.
2.

Additionally, GDEcD will provide DCA with a Performance and Accountability Agreement, to be signed by the DCA Commissioner and authorized officials from both the Company and Development Authority hereto.  This signed document will also be forwarded to DCA within 30 days.

VIII.

TESTIMONY OF COMPETITION:   But for the State assistance described in Section IV of this document, the Company may have decided to locate the Project described in Section III at a site in the competing state of South Carolina.

IX.

ADDITIONAL DOCUMENTS REQUIRED:  All parties understand and agree that upon approval of the financial assistance award, the following items may be required by the Development Authority (or associated applicant) before the award will be released:

1.	Independent cost estimates, engineering estimates or appraisals of property to be acquired or improved by Development Authority as part of the Project Development Financial Assistance award;
2.	Copy of the lease between the Development Authority and the Company; and
3.	Copy of Inducement Resolution, including Validation, as applicable.

X.

APPLICATION APPROVAL:  While a timeline for application approval cannot be guaranteed and is often dependent upon a financial risk analysis, if all deadlines are met by each of the three parties above: Company, Development Authority and GDEcD, DCA will make every effort to render an official opinion on the Project Development Financial Assistance application within 60 business days of receipt of all items and documents detailed within this MOU.

XI.

ASSIGNMENT:  All rights and benefits of the Company under this MOU may be transferred and assigned by the Company, in whole or in part, to any one or more corporations, partnerships, joint ventures, limited liability companies, or other business entities (the “Assignees”), where such Assignee is a wholly owned subsidiary of Company, which propose to acquire all or part of the Project with the same effect as if such Assignees were named as the Company in this MOU; provided, however, each such Assignee shall execute and deliver to the GDEcD and the DCA an assignment agreement pursuant to which such Assignee shall assume the obligations of the Company hereunder.

Disclaimer: This document does not guarantee grant or loan application approval.  However, a fully completed and signed MOU, the information contained herein, and the additional disclosure items detailed in this document provide much of the information and commitments necessary to ensure an expedited and successful Project Development application approval.

[SIGNATURES ON FOLLOWING PAGE]

Signature Page

Memorandum of Understanding

Aspen Aerogels Georgia, LLC Project in Bulloch County, Georgia

IN WITNESS WHEREOF, the parties have hereunto set their signatures and affixed their seals the day and year first written above.

Aspen Aerogels Georgia, LLC		DEVELOPMENT AUTHORITY OF BULLOCH COUNTY
By:	/s/ Donald R. Young	By:	/s/ Billy Allen
	Donald R. Young	Billy Allen
Title:	President & Chief Executive Officer	Title:	Vice Chair
Date:	02/17/2022	Date:	02/17/2022
Seal

Georgia Department of Economic Development
By:	/s/ Padgett Wilson
Padgett Wilson
Title:	Commissioner
Date:	02/17/2022
Seal

Exhibit A-Grant Documentation Checklist

REBA and OneGeorgia EDGE Programs Application Documentation

Georgia Department of Community Affairs

The Georgia Department of Community Affairs (DCA) assists with the administration of funding for REBA and OneGeorgia EDGE projects. Based on the type of project, varying documentation is required. Below are general guidelines to assist with the collation of documentation for the application. While this is a comprehensive list, it is not intended to be all-inclusive. Additional detail may be required based on the complexity of the project.

Awards are generally made to a local Development Authority, as recipient, with the private entity as the beneficiary. State-funded assets must be held in public ownership for the duration of the State-funded grant period.

Land Acquisition Projects:
For land to be purchased with State funds, the recipient must submit to DCA at the time of application:

Evidence of Land Acquisition Costs and Fair Market Value

- ___appraisal of the land by a State Certified General Real Property Appraiser
- ___executed purchase agreement or similar document
- ___executed settlement statement(s)
- ___executed and recorded warranty deed(s)
- ___executed lease agreement

Site Preparation Projects*:

- ___recorded warranty deed(s)
- ___executed lease agreement
- ___copy of fully-executed Form AIA document(s) showing the period-billed site preparation line items in an amount at least equal to the amount of State funding

Construction / Infrastructure / Machinery & Equipment Projects*:
For construction, infrastructure or machinery & equipment projects, the recipient must submit to DCA at the time of application:

- ___construction contracts or machinery and equipment quotes or invoices for the asset(s) to be acquired with State funds.
- ___invoices for machinery and equipment projects must show the project location as the "ship to" address and clearly detail the asset(s) being purchased
- ___executed Bill of Sale for the State-funded asset(s)
- ___executed lease agreement

**Invoices and payment verification is required prior to the drawdown of funds. Clear documentation of payment for the State-funded asset is required in the form of cancelled checks or EFT verification.*